March 14, 1995

Mr. Steven K. Bevilaqua
2836 Fox Trail Road
Fayetteville, AK 72703

Dear Steve:

On behalf of the Board of Directors of KLLM Transport
Services, Inc., I am pleased to offer you the position of President and Chief Executive Officer. Your background and career accomplishments have clearly demonstrated your ability to successfully lead our company.

This letter outlines the terms of our offer which is subject to favorable results from:

      A complete physical examination at a medical facility of the company's choosing and at our expenses.

      Comprehensive reference checks to be conducted on your background and work experience/performance.

Your compensation package would include the following:

      Base salary: $225,000 annually to be paid in equal installments monthly.

      Bonus opportunity: based on the company's new EVA plan, a copy of which you have received. Your 1995 bonus under the plan will be guaranteed at a minimum of $50,000.

      Stock options: 150,000 shares to be vested 20 percent at your date of employment and in equal amounts of 20 percent each year on your first, seconds, third and fourth anniversaries with the company. These options will be priced at $15.00. You will have 10 years from the date of employment to exercise these options.

      Relocation: $75,000 to paid in a lump sum the day you begin employment. This sum is to be used to cover your expenses related to moving, temporary living trips to/from Arkansas during the transition, house hunting trips, buying and selling costs for a home and other miscellaneous expenses related to your relocation. This amount will be grossed up to eliminate any income tax burden to you in 1995.

      Separation agreement: should KLLM deem it necessary to terminate your employment with the company at any time on or before January 1, 1997, you will be paid your annual base salary in 12 equal monthly installments following the date of your termination. The company will be under no obligation to pay you any amount if you are terminated for cause.

      Other perquisites: as provided by company policy for all KLLM executives.

Steve, I am truly excited about the future of KLLM and our partnership together. I believe this financial package reflects our strong commitment to your success. If this offer of employment and the conditions under which it is made are acceptable to you, please sign this letter in appropriate space below and return it to me as soon as possible.

Other members of the Board and I are looking forward to hosting you and Penny when you visit Jackson early next week.

Sincerely,


S/Billy
William J. Liles, Jr.
Chairman of the Board

WJL/cc


Accepted by:                                 Date:


S/S.K. Bevilaqua                             3-22-95